Exhibit 10.1

Stuart Stoller
Chief Financial Officer
stuartstoller@ipsidy.com

May 22, 2020

Via E-MAIL

philipbeck@ipsidy.com

Philip D. Beck

188 Fairway Road

Lido Beach, NY 11561

Re:	Terms of Separation

Dear Philip:

This letter confirms the agreement (this “Agreement”) between you and Ipsidy Inc. (the “Company”), concerning your separation from the Company. You and the Company shall collectively be referred to as the “Parties.”

Whereas, the Parties entered into that certain Executive Retention Agreement dated January 31, 2017 (the “Retention Agreement”), through which you were employed by the Company as its Chief Executive Officer;

Whereas, the Parties have agreed to the terms of your separation from the Company as Chief Executive Officer and your continuing as Chairman of the Board of Directors of the Company (the “Board”) and a consultant to the Company as more fully set forth below;

Whereas, the Parties desire to fully and finally discharge, compromise, settle, and resolve any and all disputes, claims or controversies between the Parties, including those arising from or related to the Retention Agreement and your separation from the Company;

Whereas, the Parties expressly acknowledge that the Retention Agreement and the separation benefits set forth therein are superseded and replaced in full by this Agreement; and

Now, therefore, the Parties enter into this Agreement under the following terms:

1. Separation Date: May 22, 2020 is your last day of employment with the Company (the “Separation Date”).

2. Final Pay: Company agrees to pay you at the rate of 50% of your salary through the end of May 2020 on the next payroll date. Accrued unpaid salary in the agreed amount of $98,437 through April 30, 2020, plus deferred pay for May 2020 and all accrued, unused paid time off (collectively the “Deferred Pay”) shall be paid promptly after the Company has received additional funding in the aggregate gross amount of $4,000,000 (before fees and expenses) (the “4mm Funding”) after the Effective Date of this Agreement. If such 4mm Funding has not been received within 90 days after the Effective Date of this Agreement then the Deferred Pay shall be paid in equal monthly installments at the rate of 1/12 of the Deferred Pay per month, on the last day of each month until such 4mm Funding is received when the then outstanding balance shall be paid in full. All payments hereunder shall be made subject to all required State and Federal payroll deductions.

670 Long Beach Boulevard, ● Long Beach, New York 11561 ● . Tel +1 516 274 8700 ● . www.ipsidy.com

Philip D. Beck:

May 22, 2020

3. Separation Benefits: In exchange for your agreement to the general mutual release and waiver of claims as set forth below and your other promises herein, and following the Effective Date of this Agreement (defined below), the Company agrees to provide you with:

(a) Severance: The Company will pay you the aggregate gross amount of $350,000, less applicable and required state and federal payroll deductions, which equals twelve (12) months of your base salary as of the date of this Agreement (the “Severance”). The Severance shall be paid according to the following schedule: (i) a payment of $87,500 shall be paid within ten (10) calendar days following the Effective Date of this Agreement (the “Initial Payment”); and (ii) payments of $87,500 shall be paid within ten (10) calendar days following the three-month anniversary of the Separation Date (i.e., August22, 2020), six-month anniversary of the Separation Date (i.e., November 22, 2020) (the “Six Month Anniversary Date” and such payment, the “Six Month Anniversary Payment”) and nine-month anniversary of the Separation Date (i.e., February22, 2021) (the “Nine Month Anniversary Date” and such payment, the “Nine Month Anniversary Payment”); provided, that, if the Company has not received the 4mm Funding within ten (10) calendar days following the Effective Date of this Agreement then the Severance shall start to be paid in equal monthly installments at the rate of 1/24 of the Severance monthly ($14,583.33), payable bi-monthly on the same dates as the Company payroll, starting June 15, 2020. Upon receipt of the 4mm Funding quarterly payments shall resume with payments previously received on account of Severance applied to the Initial Payment, or subsequent Anniversary Payments, if applicable.

(b) Service on Board: You agree and acknowledge that you may continue to serve as Chairman of the Board until such time as you and the Board determines to elect another director as Chairman of the Board. The Board agrees to nominate you for election to the Board at the next two annual meetings of the Company’s stockholders. During your service on the Board as a director, (i) you will be paid in accordance with the Company’s cash and equity compensation policy for non-employee directors as in place and approved by the Board from time to time (for the avoidance of doubt, if you continue to serve on the Board immediately following the Company’s 2020 annual stockholder meeting, you will receive a stock option in an amount equal to the stock options granted to other non-employee directors (in an amount consistent with a continuing director and not a “new” non-employee director) and you will receive a pro rata equity awards for your services as a non-employee director for the period of time between the Separation Date and the Company’s 2020 annual stockholder meeting); provided that, if applicable, you agree to forego such non-employee director compensation outlined in this subparagraph (b) on the same terms as other directors, (ii) the Company will reimburse your customary and reasonable travel expenses in attending meetings of the Board, (iii) you will retain and shall own your Company-issued Mac laptop (the “Retained Items”) and may continue to utilize the two Android devices for demonstration purposes in your possession and (iv) your Company e-mail and digital access will remain active.

(c) COBRA: As you are enrolled in the Company’s healthcare plans, coverage will end on the last day of the month during which separation occurred, namely May 31, 2020. Commencing June 1, 2020, you are eligible for continued medical coverage under the federal law known as COBRA. Coverage may be purchased for such period as may permitted by law. Upon your timely election to continue your existing health benefits under COBRA, and provided, however, that (i) you constitute a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) you elect continuation coverage within the time period prescribed pursuant to COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits through December 31, 2021. You will thereafter be responsible for the payment of premiums for any health insurance. Notwithstanding the foregoing at your election, the Company will pay you an amount in cash equal to each remaining COBRA premium as non-taxable compensation in monthly installments and you will make arrangements for your own health insurance

670 Long Beach Boulevard, ● Long Beach, New York 11561 ● . Tel +1 516 274 8700 ● . www.ipsidy.com

Philip D. Beck:

May 22, 2020

(d) Indemnification: The terms of that certain Indemnification Agreement, dated as of January 31, 2017, by and between you and the Company shall govern all claims related to actions arising prior to the Separation Date to the fullest extent permitted by law, and the Company shall continue to provide coverage under the Company’s Directors and Officers Insurance Policy for not less than twenty-four (24) months following the Separation Date under substantially the same terms in effect immediately prior to the Separation Date. Your Indemnification Agreement shall continue in full force and effect, and you shall be covered under the Company’s Directors and Officers Insurance Policy for so long as you serve as a director and a consultant of the Company and for such period thereafter as is applicable to all other Directors.

4. Equity: All of your outstanding options to purchase shares of the Common Stock (“Shares”) granted to you (the “Stock Options”) are fully vested and shall remain outstanding and may be exercised for the remaining term applicable to such Stock Options. The 15,000,000 restricted shares of Common Stock granted pursuant to that certain Restricted Stock Agreement, dated as of September 29, 2017 (the “Restricted Stock Agreement”) shall remain outstanding and the terms of the Restricted Stock Agreement shall remain in full force and effect without any modification or amendment as a result of the execution and effectiveness of this Agreement, except as set forth below. For the avoidance of doubt, the Parties acknowledge that the Shares issued under the terms of the Restricted Stock Agreement will vest on the earlier to occur of (1) satisfaction of the Performance Goals set forth under the Restricted Stock Agreement, (2) on the date that the Company either fails to re-nominate or re-elect You as a Director, or as Chairman of the Company’s Board of Directors, as provided for in the Retention Agreement which this Agreement supersedes, or (3) 2 years from the date hereof if you are continuing to provide services to the Company in any capacity. The terms of the Restricted Stock Agreement shall be deemed modified to incorporate such provisions as if more fully set forth therein. Company agrees that the Stock Options owned by Parity Labs LLC may be transferred to You and other members of Parity Labs LLC or third parties as you may desire from time to time.

5. Proprietary Information: You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement dated January 31, 2017 (the “Invention Assignment Agreement”) and that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Invention Assignment Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone, other than the Company. The Invention Assignment Agreement shall remain in full force and effect and shall continue to apply to any Confidential Information you may receive as a director of the Company.

670 Long Beach Boulevard, ● Long Beach, New York 11561 ● . Tel +1 516 274 8700 ● . www.ipsidy.com

Philip D. Beck:

May 22, 2020

6. Mutual General Release and Waiver of Claims:

(a) To the fullest extent permitted by law, in consideration of the Parties’ mutual waivers and releases hereunder and the payment of Severance and other benefits hereunder you for yourself and your agents, successors, heirs, executors, administrators and assigns, (collectively the “Beck Releasees”) hereby irrevocably and unconditionally forever release and discharge the Company and each of its current and former predecessors, successors, affiliates, subsidiaries, benefit plans and assigns, and each of their current and former directors, officers, members, trustees, administrators, employees, representatives and agents (collectively, the “Company Releasees”) and the Company Releasees hereby irrevocably and unconditionally forever release and discharge the Beck Releasees from any claims they may have against each other, up to and including the date of this Agreement, subject to sub-section 6(b) below. For the purpose of implementing a full and complete release and discharge of the Company Releasees and the Beck Releasees respectively as set forth above, the Parties acknowledge and agree that this Release is intended to include in its effect, without limitation, all claims whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims arising from or related to the Retention Agreement, your Employment Offer Letter dated as of January 31, 2017 from the Company to you (“Employment Agreement”) claims under Title VII of the 1964 Civil Rights Act, as amended, the New York Human Rights Law and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act, the Family and Medical Leave Act and any similar state laws, all applicable state and local wage and hour laws, and the Codes, Rules and Regulations of the State of New York.

(b) The Parties do not intend to release claims that may not be released as a matter of law, nor any claims for indemnity (including under Section 3(d) of this Agreement), any claims for enforcement of this Agreement, or any claims arising after the date hereof. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

7. Arbitration:

(a) Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

670 Long Beach Boulevard, ● Long Beach, New York 11561 ● . Tel +1 516 274 8700 ● . www.ipsidy.com

Philip D. Beck:

May 22, 2020

(b) Costs of Arbitration. All costs of arbitration, including your reasonable attorney’s fees, will be borne by the Company, except that if you initiate arbitration and the arbitrator finds your claims to be frivolous you shall be responsible for his own costs and attorneys fees.

(c) Site of Arbitration. The site of the arbitration proceeding shall be in Nassau County, New York.

8. Non-Competition Agreement: You agree that notwithstanding any other provision of this Agreement, the Non-Competition Agreement, contained in your Employment Agreement (the “Non-Competition Agreement”), shall remain in force and outstanding and the terms of the Non-Competition Agreement shall remain in full force and effect without any modification or amendment as a result of the execution and effectiveness of this Agreement

9. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement that is not subject to mandatory arbitration pursuant to Section 12 above, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

10. No Admission of Liability: This Agreement is not and shall not be construed or contended by either party to be an admission or evidence of any wrongdoing or liability on the part of the Parties or the respective Releasees.

11. Complete and Voluntary Agreement: This Agreement , constitutes the entire agreement between the Parties and their respective Releasees with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter, specifically including but not limited to the Retention Agreement and the Employment Agreement; provided, however, that this Agreement expressly does not supersede, modify, amend or affect the Indemnification Agreement, the Invention Agreement, the Non-Competition Agreement and the Restricted Stock Agreement (except to the extent expressly amended hereby). You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

12. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the Parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

13. Modification; Counterparts; Electronic Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile, PDF or other electronic signature (e.g., DocuSign, EchoSign) shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

670 Long Beach Boulevard, ● Long Beach, New York 11561 ● . Tel +1 516 274 8700 ● . www.ipsidy.com

Philip D. Beck:

May 22, 2020

14. Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you consulted with an attorney prior to signing this Agreement. You also understand that you may revoke this Agreement within seven (7) days of signing this document and that the benefits to be provided to you pursuant to Section 3 will be provided only at the end of that seven (7) day revocation period. This offer shall expire following the twenty-one (21) day review period.

15. Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you.

16. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Additional Matters and Further Assurance:

(a) You hereby agree to do all such acts and execute and deliver all such documents and property as the Company may reasonably require at its cost in order to (1) resign from all other offices of the Company and its subsidiaries; (2) remove yourself as a signatory of any bank or other financial accounts of the Company or its subsidiaries; (3) transfer to or to the order of the Company any property which you hold on its behalf as trustee or nominee; and (4) carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(b) The Company hereby agrees to do all such acts and execute and deliver all such documents and property as you may reasonably require at the Company’s cost in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

We appreciate your contributions to the Company.

Sincerely,

Ipsidy Inc.

/s/ Stuart Stoller
Stuart Stoller, CFO

READ, AGREED AND CONSENTED TO:

/s/Philip D. Beck	May 22, 2020
PHILIP D. BECK	DATE

670 Long Beach Boulevard, ● Long Beach, New York 11561 ● . Tel +1 516 274 8700 ● . www.ipsidy.com